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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the incorporation by reference in the registration statement of Splash Technology Holdings, Inc. on Form S-1 (File No. 333-13815) of our report dated January 27, 1999, on our audits of the consolidated financial statements and financial statement schedule of Splash Technology Holdings, Inc. as of December 31, 1997 and 1998 and for the eight months ended September 30, 1996, the year ended September 30, 1997, the three months ended December 31, 1997 and the year ended December 31, 1998, and of the Predecessor Business for the four months ended January 31, 1996, which report is included in this Annual Report on Form 10-K.

                                          PRICEWATERHOUSECOOPERS LLP

San Jose, California
March 31, 1999